EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of China Wind Systems, Inc. on Form S-8, File No. 333-165931, of our report dated March  27 , 2012 for the years ended December 31, 2011 and December 31, 2010, appearing in the annual report on Form 10-K of Cleantech Solutions International, Inc. for the year ended December 31, 2011.

March 28, 2012

/s/ Sherb & Co., LLP